EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4
(Form Type)

Comera Life Sciences Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title		Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	(2)	457	(c)	9,364,878	$5.9750	(3)	$55,955,146.05	(3)	0.0001476	$8,258.98
	Equity	Warrants to purchase Common Stock	(4),(5)	457	(i)	3,901,201		(6)	-	(6)
	Equity	Common Stock issuable upon exercise of warrants	(7)	457	(g)(1)	9,148,963	$11.50	(8)	$105,213,074.50	(8)	0.0001476	$15,529.45

		Total Offering Amounts							$161,168,220.55		0.0000927	$14,940.29
		Total Fees Previously Paid
		Net Fee Due										$14,940.29

(2)	Represents shares of Royalty Class A common stock issuable in the Business Combination to the Selling Securityholders named in this prospectus.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price is equal to the average of the high and low prices of shares of Royalty Class A common stock on November 10, 2023, multiplied by the number of shares registered.

(4)	Represents 3,901,201 private placement warrants.

(5)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6)

Royalty Warrants has been allocated to the shares of Royalty Class A Common Stock underlying such warrants and those shares of Class A Common Stock are included in the registration fee as calculated below.

(7)

Consists of shares of Royalty Class A Common Stock issuable upon exercise of Warrants. Each Warrant will entitle the warrant holder to purchase one share of Royalty Class A Common Stock at a price of $11.50 per whole share of Holdco Common Stock (subject to adjustment).

(8)	Fee is calculated based upon the exercise price.